Exhibit 99.1
Press Release

PYR ENERGY CORPORATION
[GRAPHIC OMITTED]

NEWS RELEASE
February 7, 2007
PYR ENERGY PROVIDES UPDATE ON RECENT EVENTS

DENVER – PYR Energy Corporation (AMEX:PYR) announces operational updates on certain projects. The Harstad #1-15H well, located in the North Stockyard Creek Field development project in Williams County, North Dakota, reached total depth on January 31. The well was drilled horizontally a distance of approximately 4700 feet from casing point within the Bluell Member of the Mission Canyon Formation. As a result of strong shows of oil and gas encountered within this horizontal leg, completion operations have commenced. It is anticipated that testing of the well will begin within the next two weeks. PYR Energy is participating with a 20% working interest in a project area encompassing 3116 gross acres. Following the completion of the Harstad #1-15H, the Company and partners will consider drilling additional horizontal development wells within this acreage block.

PYR also has agreed to sell its interests in the Ryckman Creek project area, comprised of approximately 1900 net acres located in Uinta County, Wyoming, to a private company for $775,000 in cash.

The Company’s #1-30 Duck Federal well, located within the Whitney Canyon-Carter Creek field complex in the Overthrust Belt area of Uinta County, Wyoming, continues to produce approximately 6.0 MMcf of gas, 80 barrels of associated condensate and 340 barrels of water per day. As a result of processing, approximately 60% of the gas produced at the wellhead is available for sale as residual gas plus associated products. Subject to rig availability, the reentry of the UPRC 25-1 well, approximately 2400 feet from the #1-30 Duck Federal well, will commence by the operator at a later date. The Company has a 28.75% working interest in the #1-30 Duck Federal and UPRC 25-1 wells.

The Nome-Long #1 well, located in Jefferson County, TX, is currently producing at 7.0 MMcf and 230 BO per day on a 13/64th choke from limited perforations (26 feet) in the Yegua Formation. However, the operator, Samson Lone Star LP, has not been allocating any of the production to PYR’s interest and PYR has not been able to use Samson’s gathering and treatment facilities for PYR’s interest. As a result, PYR is undertaking to construct its own gathering line and separation and treatment facility in order that it will be able to take and sell its share of production. PYR has an 8.33% working interest and a small overriding royalty interest in this well. Our interests in wells drilled in this prospect are subject to an initial net profits interest of 50% held by the Venus Exploration Trust.

PYR’s Board of Directors is considering and reviewing the proposal it recently received from Samson Investment Company, together with an overall review of PYR’s properties, operations and opportunities, in order to pursue the best interests of its shareholders. As part of that process, the Board intends to participate in the meeting suggested by Samson to discuss Samson’s proposal and other matters. The Company believes that its previously announced, recently approved, Shareholder Rights Plan also will add to that process.

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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil.  At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region and the Gulf Coast.  Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.

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     This release and the Company’s website contain forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release and the Company’s website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:	1675 Broadway, Suite 2450
Kenneth R. Berry, Jr., President	Denver, CO 80202
Tucker Franciscus, VP	Phone: 303.825.3748
Fax: 303.825.3768